UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 26, 2014

REXFORD INDUSTRIAL REALTY, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-36008	46-2024407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Boulevard, Suite 1000, Los Angeles, California		90025
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 966-1680

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2014, the Board of Directors of Rexford Industrial Realty, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected Peter E. Schwab as a director. The Board has determined that Mr. Schwab qualifies as an independent director under New York Stock Exchange rules and the Company’s corporate governance guidelines, and Mr. Schwab has been designated to serve on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. There are no arrangements or understandings between Mr. Schwab and any other person pursuant to which he was elected as a director. The Company will enter into its standard indemnification agreement with Mr. Schwab.

Mr. Schwab is a 39-year veteran of the lending industry. He retired in 2011 as Chairman and CEO of Wells Fargo Capital Finance, a leading provider of traditional asset-based lending and other specialized senior secured financing vehicles to companies nationwide. Mr. Schwab was a member of Wells Fargo Bank’s Management Committee. He served in various senior roles with Wells Fargo Capital Finance and predecessor entities (including Foothill Capital Corporation) during his 28-year tenure with the organization. Mr. Schwab currently serves on the Board of Directors of TCP Capital Corp. (NASDAQ:TCPC), a public registered investment company, as well as the boards of several private companies and educational, health, arts, and industry not-for-profit organizations. He earned his bachelor’s degree in education from California State University, Northridge and his master’s degree in education administration from California State University, Los Angeles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto authorized.

Rexford Industrial Realty, Inc.

March 3, 2014	/s/ JONATHAN L. ABRAMS
Jonathan L. Abrams General Counsel & Secretary